Exhibit (d)(3)

KEEP WELL UNDERTAKING

March 12, 2012

To:

TBC Corporation

Gearshift Merger Corp.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, Sumitomo Corporation of America (the “Parent”), this Keep Well Undertaking (“Undertaking”) is delivered to TBC Corporation (the “Purchaser”) and Gearshift Merger Corp. (“Holdco” and along with Purchaser, the “Supported Entities”) in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, among Purchaser, Holdco and Midas, Inc. (the “Company”) (as may be amended, supplemented or modified, the “Merger Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

1. Existence and Maintenance. Parent, as the direct owner of 60% of the issued and outstanding shares of capital stock of Purchaser, shall preserve and maintain, and shall cause the preservation and maintenance of (a) the corporate existence of each of the Supported Entities and (b) all of the licenses, rights, privileges and franchises of the Supported Entities necessary or desirable for (i) the maintenance of their existence and (ii) the fulfillment of their respective obligations under the Merger Agreement.

2. Keep Well Obligations. Parent agrees to keep well the Supported Entities and to provide all corporate and economic support to the Supported Entities, to the extent necessary to permit each of them to satisfy all of their respective financial and other obligations under the Merger Agreement, including the obligation to fund the acquisition of all the outstanding shares of the Company Common Stock and to refinance the Existing Credit Agreement pursuant to the Merger Agreement. Without limiting the generality of the foregoing, Parent agrees to provide, and to cause the provision of, sufficient monies in immediately available funds to Purchaser when and as necessary to permit Parent to satisfy all such obligations when due under the Merger Agreement. Parent has access to undrawn lines of credit exceeding $1,000,000,000.

3. Solvency. Parent agrees to take commercially reasonable efforts to ensure that none of the Supported Entities shall be subject to any insolvency proceeding and shall not be liquidated, dissolved or wound up until the termination of Parent’s obligation pursuant to Section 4.

4. Termination. Each of the obligations of Parent incurred in, or as a result of this Undertaking shall terminate and no longer be effective from and after the earlier of (a) the valid termination of the Merger Agreement for any reason, provided that if the Merger Agreement has been validly terminated but the Company has commenced a suit, action or other proceeding against Purchaser and/or Holdco with respect to any of their respective obligations under the Merger Agreement within sixty days of such valid termination, the obligations of Parent under this Undertaking shall not terminate until such time as there is a final, non-appealable resolution of such suit, action or other proceeding and (b) the Effective Time.

5. Third Party Beneficiaries. This Undertaking is not intended to, and shall not confer upon any other Person, any rights or remedies hereunder, except for (a) the Supported Entities and (b) the Company, which is intended to be a third party beneficiary of this Undertaking, including Parent’s obligations to the Supported Entities under this Undertaking, and, in such capacity, may bring and prosecute a separate action or actions against Parent whether or not any Supported Entity is joined therein or a separate action or actions are brought against any Supported Entity.

6. Governing Law. This Undertaking shall be governed by the laws of the State of Delaware, excluding (to the greatest extent permissible by Law) any applicable Law that would cause the application of the laws of any jurisdiction other than the State of Delaware and the undersigned hereby irrevocably consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purpose of any Legal Proceeding directly or indirectly based upon, relating to or arising out of this Undertaking.

7. Due Execution. This Undertaking has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding obligation, enforceable against the undersigned in accordance with its terms, subject to Enforceability Exceptions.

8. Termination. This Undertaking shall not be revoked, changed or modified except with the written consent of each of the Purchaser and the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Undertaking to be duly executed and delivered as of the date first above written.

SUMITOMO CORPORATION OF AMERICA

By:	/s/ Tetsu Eguchi
Name: Tetsu Eguchi
Title: Senior Vice President

Signature Page to Keep Well Undertaking